Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To: Erin Energy Corporation

We consent to the incorporation in the Registration Statements on Forms S-8 (Registration Nos. 333-175294, 333-160737, 333-194503 and 333-152061) and on Forms S-3 (Registration Nos. 333-163869, 333-167013, 333-201177 and 333-205911) of our reports dated March 16, 2017, with respect to the consolidated financial statement of Erin Energy Corporation as of and for the year ended December 31, 2016 and the effectiveness of internal control over financial reporting as of December 31, 2016 which reports appear in the Annual Report of Erin Energy Corporation on Form 10-K for the year ended December 31, 2016.

/s/ PANNELL KERR FORSTER OF TEXAS, P.C.
Houston, Texas
March 16, 2017